Investor Relations (303) 691-4350
Investor@aimco.com
Elizabeth Coalson
Vice President Investor Relations
(303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES SPECIAL DIVIDEND

DENVER, COLORADO – December 18, 2008

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today that its Board of Directors has declared a special dividend payable to holders of its Class A Common Stock of $2.08 per share, or approximately $211 million in the aggregate. The dividend is payable on January 29, 2009, to stockholders of record on December 29, 2008, and Aimco’s Class A Common Stock will begin trading “ex-dividend” on December 24, 2008.

A portion of the special dividend in the amount of $0.60 per share represents an accelerated payment of the regular fourth quarter 2008 quarterly cash dividend that would typically be paid in February 2009, and a portion represents an additional dividend payment in the amount of $1.48 per share associated with taxable gains arising from property dispositions in 2008.

The special dividend will be payable in a combination of cash and additional shares of Class A Common Stock. The aggregate amount of cash payable to stockholders in the special dividend, other than cash payable in lieu of fractional shares, will not exceed $60.7 million. Subject to this limitation on the aggregate amount of cash payable, stockholders will have the option to make an election to receive payment of the special dividend in cash or in shares, except that cash will be paid in lieu of fractional shares. Stockholders who do not make an election will receive $0.60 per share in cash. Stockholders who elect to receive the special dividend in all cash, will receive payment in the form of at least $0.60 per share in cash.

Aimco expects the special dividend to be a taxable dividend to its stockholders in 2008, without regard to whether a particular stockholder receives the dividend in the form of cash or shares. It therefore allows Aimco to satisfy its REIT distribution requirement while preserving cash for other corporate purposes, including debt reduction.

The number of shares issued in the special dividend will be calculated based on the average closing price per share of Aimco’s Class A Common Stock on the New York Stock Exchange on January 22 and 23, 2009. The number of shares issued in connection with the special dividend has not been contemplated in Aimco’s 2008 earnings guidance. Generally Accepted Accounting Principles require that all reported per share data for prior periods be adjusted to reflect the issuance of the shares and such adjustments will be reflected beginning with Aimco’s fourth quarter 2008 reported results.

A prospectus and election form will be filed with the Securities and Exchange Commission and will be mailed to stockholders of record promptly after December 29, 2008. The prospectus will describe in more detail the terms of the special dividend, including the ability of stockholders to elect to receive the special dividend in the form of cash or shares of Aimco’s Class A Common Stock, and a limitation on the aggregate amount of cash to be included in the special dividend. The cash or stock election must be made prior to 5:00 p.m. (EST) on January 21, 2009.

Registered stockholders with questions regarding the special dividend may call Computershare Trust Company, N.A., Aimco’s transfer agent, at (781) 575-2879 or (800) 733-5001. If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee, who will also be responsible for communicating to you the election information and submitting the election form on your behalf.

This press release does not constitute an offer of any securities for sale. This press release contains forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from projections. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 1,067 properties, including 178,083 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.